Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

November 19, 2021

Inpixon
2479 Bayshore Road

Suite 195

Palo Alto, California 94303

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the registered offering of 47,000,000 shares of the Company’s common stock, $0.001 par value per share, (the “Underlying Shares”) issuable upon exercise of outstanding warrants to purchase up to 47,000,000 shares of the Company’s common stock at an exercise price of $1.25 per share (the “Warrants”). The Warrants were issued by the Company together with shares of the Company’s Series 7 convertible preferred stock, $0.001 par value per share, in a registered offering completed on September 15, 2021.

The Underlying Shares are to be issued by the Company pursuant to a prospectus supplement, dated November 18, 2021, and the accompanying base prospectus, dated June 17, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-256827) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel to the Company in connection with this opinion letter, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale of the Underlying Shares. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Act, and the rules and regulations of the Commission thereunder.

We have examined such documents, including the Designation of Preferences, Rights and Limitations of Series 7 Convertible Preferred Stock and the Warrants, and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

This opinion letter is based as to matters of law solely on Chapter 78 of the Nevada Revised Statutes. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that as of the date hereof, following (i) the issuance of the Underlying Shares pursuant to the terms of the Warrants and the due registration on the books of the transfer agent and registrar therefor, and (ii) receipt by the Company of the consideration in the circumstances contemplated by the Warrants, including the cashless exercise mechanism, the Underlying Shares will be validly issued, fully paid, and nonassessable.

With your consent, we have assumed (a) that the Warrants have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offering of the Underlying Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP